EXHIBIT 99.3

SLIDE 1: This slide contains the logo of Home Properties of New York, Inc. as well as the following:

                               Third Quarter 2002
                      Earnings Conference Call and Webcast
                                November 1, 2002

      PHOTO                  PHOTO                      PHOTO                     PHOTO
Norman Leenhouts         Ed Pettinella              David Gardner             Charis Copin
  Chairman and     Executive Vice President    Sr. Vice President and        Vice President
     Co-CEO              and Director          Chief Financial Officer     Investor Relations


                          THIRD QUARTER, 2002 EARNINGS
                           CONFERENCE CALL TRANSCRIPT

(Charis)

Good morning. This is Charis Copin, Vice President of Investor Relations. Thank you for participating in our third quarter earnings conference call. We are broadcasting this call live over the Internet. You can view supporting, synchronized slides via our Web site at www.homeproperties.com. The complete webcast will be available for playback through our web site within about 90 minutes following its conclusion.

Here with me this morning are Norman Leenhouts, Chairman and Co-Chief Executive Officer, Ed Pettinella, Executive Vice President and Director, and David Gardner, Sr. Vice President and Chief Financial Officer.



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SLIDE 2: This slide contains the logo of Home  Properties of New York,  Inc. and the title "Forward Looking Statements." The body of the slide reads as follows:

             This presentation contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable
                assumptions, it can give no assurance that these
                         expectations will be achieved.

               Also, the content of this conference call contains
                 time-sensitive information that, subject to the
                  safe harbor statement, is accurate only as of
                             the date of this call.

(Charis continued)

Before we begin, I would like to remind you that some of our discussion this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our news release, which describes certain risk factors that may impact our future results. Also, the content of this conference call contains time-sensitive information that, subject to the safe harbor statement, is accurate only as of the date of this call.

Please be aware that this call is being recorded and members of the media may be participating.

I will assume that all of you have already seen our earnings news release, which was issued early this morning. We have also made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our distribution list, give Yvonne a call at 585-246-4140. The news release, followed by the supplemental schedules, is also available today on our web site.

Now, David will discuss our financial results for the quarter.



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SLIDE 3: This slide contains the logo of Home  Properties of New York,  Inc. and the following title: "FFO Per Share". The slide also contains a graph listing Q3 2001 and Q3 2002 from left to right along the x-axis. Along the left side of the y-axis are the points $0.00, $0.20, $0.40, $0.60, $0.80 and $1.00. There is a
bar above the point on the x-axis marked Q3 2001 with the figure $0.84 printed above the bar and there is a bar above the point on the x-axis marked Q3 2002 with the figure $0.81 printed above the bar.


(David)

Thanks Charis.

Good morning everyone.

Before we discuss our third quarter results, I would just like to remind you that last quarter we added more data and a number of new schedules to our Supplemental Information so you may want to refer to that packet if there is particular information you are interested in.

Now turning to results for the quarter.

Given the continued weakness in the multifamily sector operating environment, on a comparative basis, we are pleased with results for the third quarter which met analysts' consensus estimates. We generated $37.4 million in total Funds From Operations for the third quarter, which was a decrease of 1.2% from the prior year. FFO per share of $0.81 for the current quarter was down from $0.84 in the quarter a year ago, a decrease of 3.5%.



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SLIDE 4: This slide contains the logo of Home  Properties of New York,  Inc. and the following title: "Core Property Performance*". The slide also contains the following table:

                                Q3 2001      Q3 2002
Rental Rates                                 +   5.0%
Rental Revenues                              +   4.4%
Other Income                                 +  23.5%
Total Income                                 +   5.1%
Operating Expenses                           +   6.8%
Net Operating Income                         +   4.0%

Occupancy Percentage            93.7%           93.1%

The * is noted at the bottom of the slide: "Reflects 34,540 apartment units owned throughout 2001 and 2002."


(David continued)

During the quarter, we saw improvement in our core property performance compared to last year's third quarter. We achieved 4.4% growth in core property rental revenues, as a result of rental rate increases, which averaged 5.0%, offset by a decline in occupancy of 60 basis points.

We are very pleased with the 5.0% growth in rental rates which we were able to achieve in a tough economic and operating environment. Higher rental rates also have helped mitigate the effects of the lower occupancy levels our industry is currently experiencing. We believe our ability to continue to raise rents even in a soft market, validates our repositioning strategy, the geographic markets we have targeted and our culture.

While still a very high percentage result, the 5.0% growth in rental rates is lower than we experienced in prior quarters this year, due to being more conservative in response to the difficult market conditions. We still have not increased the level of concessions per se, but we have toned down plans for renewal increases.

On the expense side, we saw an increase of 6.8% in the operating expenses of our core properties compared to the third quarter a year ago. This was primarily due to increases in electricity, repairs and maintenance costs, personnel costs and real estate taxes that were partially offset by decreases in natural gas utility costs and property insurance expenses.

We are very pleased with the net operating income growth of 4.0% in the third quarter. We believe this is an excellent NOI result, on both an absolute basis and compared to the multifamily REIT sector, particularly given the difficult operating environment we continued to experience.

As we explain every quarter, some of our same-property NOI reflects incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the adjusted NOI for the third quarter of 2002 is flat.

I wanted to bring to your attention the results of our same-store operating performance for 2002 on a sequential basis. Due to our disposition activity, the number of units included in same store has changed each quarter this year. Based on available published information, the investment community would not be able to independently compare each of our three quarters for 2002 on a sequential basis, so I would like to provide those numbers for you. From the first to the second quarter, revenue grew 2.4%, and, when comparing the second to the third quarter revenue grew 2.7%. On an NOI basis, the second quarter experienced 2.6% NOI growth in comparison to the first quarter, and this past third quarter exceeded the second quarter by 8.1%. Even though these results reflect certain seasonality traits of our business, we are very pleased with this consistent upward trend.

Although it is not shown on the slide and not related to our property operations, I would like to comment on our Other Income line where we had a one-time item that is not indicative of a run rate going forward. In the third quarter we had a non-recurring charge of $350,000 related to a loan to an affiliated partner, one of our tax credit affordable properties, that was deemed uncollectible. As a result, the Other Income line for the quarter shows a loss of $130,000.



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SLIDE 5: This slide contains the logo of Home  Properties of New York,  Inc. and the following title: "Core Property Operating Expenses" with the following table presented:

                                     Q3 Year-over-Year Change
                                     $(000'S)             %

Electricity                          $  240           15.9%
Gas                                    (180)         (11.3)%
Repairs & Maintenance                   641           10.9%
Personnel                               907           11.2%
Insurance                              (260)         (44.1)%
Real Estate Taxes                       658            8.4%
Other Expenses                          219            2.9%
                                     ------        --------

Total Expenses                       $2,225            6.8%



(David continued)

Turning now to operating expenses, this slide focuses on the expense categories with significant changes in the third quarter. A more detailed comparison of all expense items for core communities is included in the supplemental schedules.

As shown here, we had both good news and bad news on the utility front. Electricity costs were up 15.9% over the year ago period, but a major area of lower cost compared to last year was in natural gas, which is due to the results of the hedging program we initiated more than a year ago. We now have fixed contracts that cover 90% of our usage for the upcoming 2002/2003 winter season and 75% coverage extending to the 2003/2004 winter heating season so we are well protected if gas rates should rise from current levels.

Repairs and Maintenance costs were up 10.9%, primarily the effect of timing, off-setting savings in the first two quarters. Weather conditions seemed to delay many projects this year.

Personnel costs were up 11.2% at our core communities, primarily due to significant increases in health care costs although the cost was in line with budgeted expectations.

The property insurance savings is due to a reduction in the level of our reserves, the result of a just completed analysis. As we said last quarter, we expected a large negative variance in the fourth quarter of 2002 due to a very tough comparison. You may recall that in the fourth quarter of 2001, we enjoyed a significant refund from a legal settlement which also reduced our costs for the first three quarters of 2002 but this will not be repeated in the 2002 fourth quarter or 2003. The good news is that we expect our property insurance premium in 2003 to be relatively flat compared to 2002. Our annual contract begins November 1 so we have locked in the premium costs for most of 2003.

The real estate tax line was up 8.4%. This is the category where we also include certain state capital stock taxes we incur. Some of the increase can be attributed to unexpected legislation passed in New Jersey and Pennsylvania in June and July of this year which increased our capital stock taxes by $125,000 for the third quarter. If not for these increases, real estate taxes would have increased 6.8% just slightly higher than our expectations.


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SLIDE 6: This slide contains the logo of Home  Properties of New York,  Inc. and the following title: "Future Guidance". In the middle of the slide is the following:

                             2002 and 2003 Guidance
                See Supplemental Information to Earnings Release

(David continued)

I'll now give you our thoughts on results for the remainder of 2002.

Our Supplemental Information to the press release provides detail on the assumptions in our model.

Today we are confirming the FFO guidance we gave in August for the fourth quarter which is $0.75 to $.79 per share. Based on actual results for the nine months plus our reaffirmed fourth quarter numbers, we would expect FFO per share for the full year in a range of $2.97 to $3.01. This is within the range we suggested for the full year in August. This range compares to FFO in 2001 of $3.03. In this tough operating environment, we are very pleased that our business performance since the first half of the year has enabled us to maintain our projections for the full year.

I have changed some assumptions listed in our guidance for the fourth quarter. We now expect revenue growth to be 3.2%, down from the 5.0% previous guidance, but that short fall will be made up by better expense control and positive results from financing transactions.

We originally budgeted a 40% increase in our property insurance premiums, but based on our policy which renews today, the premium is not changing. Therefore, we will have two months of costs lower than anticipated in the fourth quarter.

Later, Ed is going to discuss certain planned refinancing activities which will also benefit fourth quarter results.

For 2003, while still very preliminary until we complete our budgeting process in early winter, we expect FFO between $2.97 and $3.17. We acknowledge this is a relatively wide range. We will refine it and provide additional detail on 2003 projections when we report year-end results. We have taken into account the great news that our insurance premiums will not be going up, as well as interest savings from refinancings.

A point of clarification for our insurance expense line for 2003. Even though the premium paid to the carrier is not increasing, our net insurance costs in comparison to 2002 will be going up. This is due to the fact that the premium year just ended greatly benefited from a $2.7 million refund received a year ago from the previous broker.



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SLIDE 7: This slide contains the logo of Home  Properties of New York,  Inc. and the following title: "Market Breakdown" and contains the following table:

                                                       9/30/2002
                                                         % Owned
       MARKET                         # OF UNITS       PORTFOLIO

Philadelphia, PA                            6,200          15.1%
Baltimore, MD                               6,127          14.9%
Suburban Washington, DC                     5,732          13.9%
Detroit, MI                                 5,694          13.8%
Long Island                                 3,409           8.3%
Northern NJ                                 2,520           6.1%
Rochester, NY                               2,412           5.9%
Chicago, IL                                 2,242           5.4%
Buffalo, NY                                 1,644           4.0%
All Others                                  5,219          12.6%
                                            -----          ----

Total Units                                41,199         100.0%


(David continued)

The supplemental schedules show the breakdown of owned communities by geographic market. Property-by-property comparisons are also included and grouped by region. There is a schedule to the supplemental information which shows occupancy on a comparative basis by region for various periods. We compare third quarter 2002 to the prior quarter, to the same quarter a year ago and to the month of September so you can see various trends.

Every community has its own unique story. However, comparing third quarter to the third quarter a year ago, all regions had positive growth in rental rates and revenues, except Ohio were we have one community that represents less than 1% of our total units. Overall NOI growth was positive by 4.0%, with only Buffalo, Ohio and Illinois reporting negative NOI growth and representing 10% of our units.

For the quarter ended September 30, 2002, occupancy levels throughout our portfolio compared to the 2001 third quarter, decreased by 60 basis points to an average of 93.1%. However, sequentially, occupancy has been up. Occupancy from first quarter to the second quarter increased by 1.3%. Occupancy from second quarter to third quarter was up 90 basis points. For the month of September on a stand alone basis, occupancy levels were at 93.4% up slightly from 93.1% for the third quarter as a whole. Thus far, we have experienced at least a slight increase in occupancy every month this year, through September.

Traffic for the third quarter was up slightly at 4% higher than compared to a year ago, with very similar capture rates. Traffic was down 7% sequentially compared to the second quarter of 2002 due we feel to seasonality.

Turnover was exactly the same this year compared to last year, 15% for both quarters. In looking at the top reasons for moveouts, most reasons have remained pretty constant compared to 2001.

One area that has not hit us as hard as our peers is residents leaving for home ownership. At 13.3% of our move-outs for the third quarter, this is 1.3% less than 2001 as a whole, and 2.2 percent less than the fourth quarter when we experienced our "high water mark" at 15.5% of our move-outs.

I'll now turn it over to Ed.



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SLIDE 8: This slide contains the logo of Home  Properties of New York,  Inc. and the following title: "Capital Markets Activities" and contains the following bullet points:

*    Raised $6.8 million under DRIP

* Increased LOC from $100 million to $115 million and reduced rate 10 basis points to 115 bps over one-month LIBOR rate

* Financing $183 million at weighted average fixed rate of 5.25% and average term of 6.2 years, replacing $84 million existing financing at 8.07% for annual interest savings of more than $2.3 million

*    Stock repurchase plan

(Ed)

Thanks David.  Good morning everyone.

On this slide you see the capital markets activities that occurred during third quarter.

During the period we raised $6.8 million by issuing additional shares under the Dividend Reinvestment and Direct Stock Purchase Plan at an average share price of $33.76. Of the $6.8 million, we only accepted $1.5 million in the optional cash purchase plan.

We also extended our revolving line of credit for three years, increasing the line from $100 million to $115 million. With our Triple B corporate credit rating, we were able to reduce our interest rate by 10 basis points to 115 basis points over the one month LIBOR rate. M & T will continue as the lead bank with the same two participants that were in the previous line, Citizens Bank of Rhode Island and Chevy Chase Bank.

We also are taking advantage of the lower interest rate environment by refinancing properties. While we didn't close any financings during the third quarter, during the fourth quarter we anticipate closing on various non-recourse mortgage loans totaling approximately $183 million with interest fixed at a weighted average rate of 5.25% with an average term of 6.2 years. The five and seven year terms were chosen to fill gaps in our ten year debt maturity schedule. These loans will replace $84 million of existing financing at a weighted average rate of 8.07%. The annual savings in interest expense on the $84 million is expected to exceed $2.3 million which is reflected in David's preliminary guidance for 2003. The net proceeds from the financings of $99 million will be used to pay down the line of credit and for general purposes including funding future acquisitions. In connection with these transactions, an extraordinary item of approximately $2.3 million will be incurred in the fourth quarter relative to prepayment penalties on the existing loans we are paying off before maturity. This will not reduce FFO for the fourth quarter.

You may recall that at the Board meeting in August, the Board approved an addition to the stock repurchase authorization. We now can repurchase up to a total of 2 million shares at prices not to exceed the company's NAV at the time of repurchase. Typically, we have repurchased shares only when their price has been more than 10% below NAV and that is the practice we are continuing to follow. We will take advantage of opportunities to economically repurchase shares when conditions permit.


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SLIDE 9: This slide contains the logo of Home  Properties of New York,  Inc. and the following title: "Conservative Capital Structure." At the top-left corner, above the pie chart, is a box containing the following:

Equity                  56%
  Common Stock (55%)
  Convertible Preferred (7%)
  Perpetual Preferred (4%)
  Operating Partnership Interests (34%)

At the top right corner, above the pie chart is a box containing the following:

 Debt                    44%
   Fixed (93%)
   Floating (7%)

The slide also contains a pie chart. The pie chart is divided into five pieces: the largest part is labeled "Fixed Rate Debt", followed by (in order of size) "Common Stock", "Operating Partnership Interests", "Convertible Preferred", " Floating Rate Debt " and "Perpetual Preferred". Centered beneath the pie chart is "$2.8 BILLION TOTAL MARKET CAPITALIZATION". On the lower left of the slide is the caption: *$32.50 per share at 9/30/02".

(Ed continued)

This pie chart shows our current capital structure.

With a stock price of $32.50 at the end of the quarter, leverage was 43.9% on our total market capitalization of $2.8 billion at the end of September. However, based on our estimate of net asset value of $35.17 per share, leverage was only 42.0%.

There was $86 million outstanding on our unsecured revolving credit facility, which, as I mentioned, was increased to $115 million from $100 million during the quarter. Our interest coverage averaged 3.0 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.4 times.


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SLIDE 10: This slide contains the logo of Home  Properties of New York, Inc. and the following title: "Net Asset Valuation (000's) at 9/30/02" and contains the following table:

                                          8.5%        9.0%        9.5%
                                           CAP        CAP         CAP

Real estate value                          $3,049      $2,880      $2,728
Other Assets/Liab./Perp. Pfd.            ( 1,245)    ( 1,245)    ( 1,245)

Net Asset Value                            $1,804      $1,635      $1,483

NAV per share                              $38.81      $35.17      $31.91

(Ed continued)

The supplemental information contains a complete presentation of our calculation of Home Properties' Net Asset Value. This slide gives an abbreviated version.

We have provided cap rates in a range of 8.50% to 9.50% once again this quarter, settling on the midpoint of 9.0% which is the value we quote. The 9.0% cap rate results in an estimate of current NAV of approximately $35.17 per share. Compared to our stock price of $32.50 at the end of the third quarter, we were trading at a 7.6% discount to our calculated NAV. Based on yesterday's close of $31.70, the discount compared to NAV would be approximately 9.9%.


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SLIDE 11: This slide contains the logo of Home  Properties of New York, Inc. and
the  following  title:   "Disposition/Acquisition  Strategy"  and  contains  the
following bullet points:

*    Sold $41.6 million in Q3; 8 properties for $83.9 million through 9/30/02

* Acquired $115.0 million in Q3; 13 properties for $347.6 million through 9/30/02; 14 properties for $360.4 million through 11/1/02

*    Reinvested  in  higher  growth  Long  Island,  Boston  and DC  markets

(Ed continued)

I will now describe our disposition and acquisition strategy and our activity during the quarter.

We said at the beginning of the year that we would selectively sell properties during 2002 totaling approximately $100 million and reinvest the proceeds in higher growth markets. We intend to sell properties that are either in slower growth markets or properties that are less efficient to operate due to their remote locations and /or smaller size, or that had simply reached a high level of their potential with little upside remaining. This is the same approach we took in disposing of properties last year.

In the third quarter, we sold one property with 664 units for $41.6 million. We announced its sale on our last earnings conference call because we had closed on the sale that morning. To recap, the property sold was the 664 unit Carriage Hill Apartments, located in Richmond, Virginia. Carriage Hill was the only property we owned in the Central Virginia area so it was rather inefficient for us to manage. The property sold for $62,700 per unit. Since it was unencumbered, all of the proceeds were used to reduce our line of credit balance. The expected weighted average first year cap rate on this disposition was 8.4%, before a reserve for capital expenditures. Year-to-date this brings our total sales to $83.9 million with a weighted average first year cap rate of 9.2%.

At the beginning of the year, we said we planned to acquire between $200 to $300 million of properties. As we stated last quarter, we now expect an acquisition level of about $400 million. During the first half of the year we completed acquisitions in the higher growth Long Island market where we purchased the Holiday portfolio and we accomplished our long-awaited entry into suburban Boston. During the third quarter we acquired two properties in the Washington, DC area with a total of 1,455 units for a total purchase price of $115 million. Subsequent to the end of the quarter, we acquired a portfolio of several properties containing 224 units in the Hudson Valley area of New York for $12.8 million, which we announced in our press release this morning. So, year-to-date we have acquired a total of 4,063 units for $360.4 million at an average cap rate of 8.2%.

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SLIDE12: This slide contains the logo of Home  Properties of New York,  Inc. and the following title: "Recently Acquired Communities" and contains the following table:

                                                                 Price
Market                                                UNITS    (000'S)
                                                      -----    -------

Boston                                                  696      $85.4
Baltimore                                               794       37.9
Chicago                                                 224       12.8
Long Island                                           2,225      224.2
No.VA/DC                                              2,508      189.5
Philadelphia                                            212        9.8
                                                        ---  ---------

Total 2001 and 2002 through 9/30/02                   6,659     $559.6

(Ed continued)

Most of the property results discussed so far have pertained to the 34,540 apartment units owned since the beginning of 2001. We also continue to have positive news concerning the 6,659 units in communities recently acquired that you see here. These communities, acquired during 2001 and through September 30, 2002, generated net operating income during the nine months of 2002, which approximated a 9.2% yield on our total investment of $559.6 million. This return is in line with announced expectations and, with interest rates down, is a good result. We see tremendous future upside in these communities beyond the initial returns.

Norm will now describe some of our early results with the recently acquired properties.


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SLIDE 13: This slide contains the logo of Home  Properties of New York, Inc. and the following title: "Gardencrest" and contains five photos of Gardencrest.

(Norman)

Thanks Ed.

I thought today I would give you an update on our progress at Gardencrest so you can see how we put our repositioning strategy to work. On this slide there are a number of photographs of the property. As you know, Gardencrest was our first acquisition in the suburban Boston market. Boston was the last of the geographic markets that we had targeted for expansion. Located in Waltham, Massachusetts, approximately nine miles northwest of Boston, we have now owned Gardencrest for four months. The community has 696 units, approximately 50% garden style apartments and 50% town houses, built between 1948 and 1973. It has a park-like setting with an in-ground pool and two putting greens. Our plans for Gardencrest are in keeping with Home Properties' strategy of repositioning. We will be replacing windows, upgrading kitchens and baths, adding a community center, installing new heating and air conditioning systems, expanding the number of parking spaces, improving the landscaping and training staff so they can be more effective in improving the quality of life of our residents.

When we announced the Gardencrest acquisition we stated that we thought there was considerable opportunity for rental rate increases because the market rate for apartments was approximately 45% higher than the rates in place at Gardencrest. Because there are a lot of seniors at the property, we were not going to implement across the board increases at that level, but it did give us an idea of rent levels we could get from new residents. Now, with four months under our belt, we have been able to achieve rent increases that exceed our acquisition underwriting. We have also been very successful bringing new residents in at street rents. Actually, we have been almost too successful, since we wanted to increase the number of vacant units in order to upgrade them. Given our desire to increase turnover, at the end of September we added $100, or an additional 7%, on top of the street rents to slow the rental pace. That worked for a couple of weeks, but surprisingly, new lease signings have picked up again. The property is currently producing about a 98% economic occupancy. Available to rent is very low at 3.2% which we will need to increase to accommodate our upgrade program.

On renewals we have been increasing rents for existing residents on average approximately 13.5% as planned, encountering little resistance. Since September 1 more than 80% of the residents with leases up for renewal have stayed at Gardencrest. The Waltham apartment market is very solid. There is a shortage of available apartments. Single family homes in the area are expensive with a median price of $319,000. In shopping the competition in Waltham last week, our staff found there were very few vacancies.

We now have begun our typical upgrade program. 10 units are being upgraded now. Another 5 will begin following October move-outs. We expect 5 units to be completed by November 8, one of which will be a model. In the garden style apartments, we are renovating kitchens and baths for an additional $125 a month per unit. In townhouses which have basements, we are adding full baths, a family room and laundry room with washer and dryer for an additional $200 a month per unit. The return for these upgrades will exceed our underwriting expectations of a 12% cash on cash return. Two upgrades have already been pre-leased. Additionally, we will begin window replacement and HVAC upgrades and we are looking ahead to replace a small pool bathhouse with a modern community center.

According to the new community manager who has been with us for a month, there has been a decided shift in resident attitude toward Home Properties. Where they were apprehensive and cautious about changes we would make, including rent increases, they now like what we're doing at the property. Due to the large number of seniors, we are working with the city to financially assist residents who cannot afford our rent increases. We have great expectations for Gardencrest's future and hope to add more properties in the suburban Boston market.

SLIDE 14: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Challenges During 2002" and contains the following bullet points:

*        Economy
*        Occupancy
*        Acquisitions

(Norman continued)

I would now like to give you some thoughts on the current operating environment and our results. The challenges that affected the multifamily REITs throughout the first half of the year continued in the third quarter. The recovery has been slower in coming than originally forecast. Many that predicted a turn in the economy in mid-2002 are instead now projecting that will occur in mid-2003 or later. We are all feeling the same effects resulting from lack of job creation and consequently, fewer new household formations. New home building continues at a rapid pace due to low interest rates. Some of our renters are purchasing homes, although the direct impact on us is much less than our peers. We, along with our peers, are impacted by the lower occupancy levels and softer market that results.

We feel very fortunate that our business strategy, company culture and markets have proven their mettle. As David described, our occupancy levels increased in the quarter. Traffic in the third quarter was up 4% compared to third quarter last year and signed leases were up 1%. Turnover for the quarter was 15%, the same as last year. We have been able to increase rents despite a lower level of concessions than many of our competitors. The actions we have taken have resulted in increased revenue and NOI which we have enjoyed every quarter, despite the weaker markets. We believe that we are in some of the best geographic markets, which will continue to help us. We believe our repositioning strength, our middle income Class B product type and our decentralized, customer-focused management style, supported by in-depth training, will continue to serve us well, providing incremental returns even in the prolonged weak economy.

Another challenge that many have faced is meeting their plans for acquisitions. It has been difficult for us to find deals that meet our stringent acquisition criteria. I have never seen the type of real estate we deal with more popular. With extra effort, however, we have been able to meet our acquisition goals and our recently acquired communities, like the Holiday portfolio on Long Island and Gardencrest in Boston, are performing at or above expectations.

SLIDE 15: This slide contains the logo of Home Properties of New York, Inc. and the following title: " Operating Achievements - 3Q 2002" and contains the following bullet points:

*        Strong NOI growth of 4.0%
*        Rental rate growth of 5.0%
*        Progress with new Boston and Long Island acquisitions
*        Continued focus on our business strategy
*        Reduced future insurance and interest expenses

(Norman continued)

So, despite the challenges, our strong NOI growth, rental rate increases and the performance of our new acquisitions have contributed to a good third quarter.

We expect to stay the course, following our proven business strategy and continuing to focus on our key target markets. With the additional benefit of going into 2003 with no increase in insurance premiums and lower interest expenses, we are optimistic that next year's results will reflect positive growth even with a continued soft economy.

All these factors, plus our strong balance sheet and the increase in value of our real estate, gave the Board of Directors confidence to increase the dividend a penny per quarter which still puts our dividend payout ratio as a percent of either FFO or AFFO at about the average for the multifamily REITs. We believe we can continue to deliver the kind of stable, low risk total returns investors have enjoyed in the past.

SLIDE 16: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Questions and Answers" and as well as the following:

      PHOTO                        PHOTO                         PHOTO                     PHOTO
Norman Leenhouts               Ed Pettinella                 David Gardner             Charis Copin
  Chairman and           Executive Vice President       Sr. Vice President and        Vice President
     Co-CEO                    and Director             Chief Financial Officer     Investor Relations

                  Home Properties Central Office  (585) 546-4900


(Norman continued)

That concludes our formal presentation. We will now be happy to answer any questions from analysts and institutional investors.

SLIDE 17:  There is no title to this slide.

[GRAPHIC OMITTED] HOME PROPERTIES


                                                    Conclusion

                                                Third Quarter 2002
                                       Earnings Conference Call and Webcast

                                                 November 1, 2002

(David)

If there are no further questions, we'd like to thank you all for your continued interest and investment in Home Properties. Have a great day!